Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-218288) of Employers Holdings, Inc. and Registration Statements on Form S-8 (Nos. 333-168563 and 333-152900) pertaining to the Amended and Restated Equity and Incentive Plan of Employers Holdings, Inc. of our reports dated February 28, 2019, with respect to the consolidated financial statements and schedule of Employers Holdings, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Employers Holdings, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
San Francisco, California
February 28, 2019